Exhibit 99.1

For Release
May 16, 2008
12:00 P.M., C.D.T.

Rochester Medical Marketing VP Retires
STEWARTVILLE, Minn., May 16, 2008
Rochester Medical Corporation (NASDAQ: ROCM) today announced Dara Lynn Horner’s retirement from the position of Vice President — Marketing. Horner joined the organization in 1998 and served as VP - Marketing since 1999. To support a smooth transition, Horner will stay with the Company as Marketing Advisor until February 1, 2009.
“Since college days it’s been my aim to take an early retirement in order to direct more time and energy toward charitable endeavors,” explained Horner. “My sense that the intervening years have passed so quickly is in no small part due to my fast-paced tenure with Rochester Medical. It’s truly a privilege to have been part of such a dynamic and growing organization. I remain very enthused about the continuing success of the Company and look forward to supporting its marketing initiatives.”
Anthony J. Conway, Company CEO and President, said, “We are sorry to lose such a fine contributor, but Rochester Medical’s loss will be the world’s gain. Dara Lynn will be very supportive of all our efforts through the transition and beyond. Our entire Company appreciates her significant contributions through the years.”
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.